Exhibit 3.01.10


                            CERTIFICATE OF AMENDMENT
                                       OF
                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION
                                       OF
                               SAKS HOLDINGS, INC.



     SAKS HOLDINGS, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:



     FIRST: That the Board of Directors of the Corporation, by unanimous written consent to action in lieu of a meeting, adopted resolutions proposing and declaring advisable an amendment to the Restated Certificate of Incorporation of the Corporation filed by the Corporation on June 29, 1990 (as amended, the "Restated Certificate of Incorporation"), as amended by the Certificate of Designation filed by the Corporation on June 29, 1990 (as amended, the "Certificate of Designation"), including certain revisions to the Certificate of Designation of the Corporation.



     SECOND: That the resolutions so adopted by the Board of Directors provided for amending the Restated Certificate of Incorporation and the Certificate of Designation of the Corporation as follows:



     (a) Article FOURTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:



          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Twenty Four Million Eight Hundred Fifty Thousand (224,850,000). Thirty Seven Million Five Hundred Thousand (37,500,000) of said shares shall be designated as shares of Class A Stock, all of which shall be of the same series with $.01 par value per share. Two Million Two Hundred Fifty Thousand (2,250,000) of said shares shall be designated as Class B Stock, all of which shall be of the same series with $.01 par value per share. Twenty Five Million Fifty Thousand (25,050,000) of said shares shall be designated as Class C Stock, all of which shall be of the same series with $.01 par value per share. Fifty Thousand (50,000) of said shares shall be designated as Class D Stock, all of which shall be of the same series with $.01 par value per share. One Hundred Fifty Million (150,000,000) of said shares shall be designated as Common Stock, all of which shall be of the same series with $.01 par value per share. Ten Million (10,000,000) of said shares shall be designated as Preferred Stock, with $.01 par value per share. The shares of each class of stock of the Corporation shall be issued as a class, without separate series, with the exception of the Preferred Stock, which may be issued in separate series.

     Each such class or series, as the case may be, may have such voting powers, full or limited, including the right to have more or less than one vote per share, or no voting powers, and such designations, preferences, dividend rights and other special rights, qualifications, limitations and restrictions as shall be stated and expressed in a resolution or resolutions of the Board of Directors and filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law."



     (b) Section 2 of the Certificate of Designation shall be deleted and replaced in its entirety with the following:



          "2. Designation and Number. As set forth in the Certificate of Incorporation, the first class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class A Stock" and the number of shares constituting such class shall be 37,500,000. The second class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class B Stock" and the number of shares constituting such class shall be 2,250,000. The third class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Stock" and the number of shares constituting such class shall be 25,050,000. The fourth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Stock" and the number of shares constituting such class shall be 50,000. The fifth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be 150,000,000.
     The sixth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Preferred Stock" and the number of shares constituting such class shall be 10,000,000. The Class A Stock, Class B Stock, Class C Stock, Class D Stock, Common Stock and Preferred Stock are sometimes referred to collectively herein as the "Stock." The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Common Stock or Preferred Stock then outstanding), the number of authorized shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, Common Stock or Preferred Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Class A Stock, Class B Stock, Class C Stock, Class D Stock, Common Stock or Preferred Stock, as the case may be."



     THIRD: That in lieu of a meeting and vote of stockholders, the Class D stockholders of the Corporation, being the only stockholders of the Corporation entitled to vote thereon, have given their unanimous written consent to the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.



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



     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Restated Certificate of Incorporation as of this 26th day of April, 1996.



                                        SAKS HOLDINGS, INC.



                                        By:  /s/ Brian E. Kendrick
                                             ---------------------------
                                             Name:
                                             Title:



By: /s/  Philip B. Miller
   -------------------------------
    Name:
    Title:


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